Articles of Incorproation
State of Nevada

1. NAME OF CORPORATION:  INTERNATIONAL TELESCRIPT INDUSTRIES
2. RESIDENT AGENT:(resident agent and his STREET ADDRESS in nevada where process may be server)
Name of Resident Agent:  PACIFIC CORPORATE SERVICES
Street Address:  7631 BERMUDA RD, LAS VEGAS, NV 89123

3. SHARES   number of shares the corporation is authorized to issue)
Number of shares with par value 50,000,000 par value $0.001

4. GOVERNING BOARD: shall be styles as 3 to 9 directors the FIRST BOARD OF DIRECTORS shall consist of 3 members and the name and address as follows:

PETER SROWN    20929 VENTURA BLVD., WOODLAND HILLS, CA 91364

DAVID GAY  384 AVOCADO ST., ATP2, COSTAMESA, CA 92627

ANGIE ANAPOL 1135 NORMAN PLACE, LOS ANGELES, CA 90049

5. PURPOSE the purpose of the corporation shall be :

        TO CONDUCT ANY LEGAL BUSINESS

6.  OTHER MATTERS:  Number of pages attached 0

7.  SIGNTURES:  Names and address of each of the incorporatin signers

PETER BROWN
20929 VENTURA BLVD.
WOODLAND HILLS, CA 91364
/S/ PETER BROWN

ANGIE ANAPOL
1135 NORMAN PLACE
LOS ANGELES, CA 90040
/S/ ANGIE ANAPOL

This instrument was acknowledged before me on Oct 6, 1997 by Peter Brown, by Jeanne Hign

This instrument was acknowledged before me on September 3, 1997 by Angie Anapol, by Toby Mazzie

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